Exhibit 99.1
CIPHERGEN BIOSYSTEMS RECEIVES NONCOMPLIANCE LETTER FROM THE NASDAQ STOCK MARKET
FREMONT, Calif., August 17, 2007 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced that on August 15, 2007 it received a letter from the Nasdaq Stock Market that indicated the Company is not in compliance with Marketplace Rule 4310(c)(3), which requires it to have (i) a minimum of $2,500,000 in stockholders’ equity; (ii) $35,000,000 market value of listed securities; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.
In accordance with Marketplace Rule 4310(c)(8)(C), the Company will be provided a minimum of 30 calendar days, or until September 14, 2007, to regain compliance. If, any time prior to September 14, 2007, the market value of listed securities of the Company’s common stock is $35,000,000 or more for a minimum of 10 consecutive business days, Nasdaq may determine the Company complies with this Rule. If the Company does not achieve this requirement by September 14, 2007, Nasdaq may provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s decision.
About Ciphergen
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Ciphergen is based in Fremont, California. More information about Ciphergen can be found on the Web at http://www.ciphergen.com.
Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
510 505 2233
WeissComm Partners
Daryl Messinger
415 946 1062